Exhibit 10.33

GNC
Executive Severance Pay Policy
Effective as of July 19, 2017
(the “Effective Date”)

I.	POLICY

This Executive Severance Pay Policy (the “Policy”) constitutes a program whereby GNC (together with its subsidiaries, “GNC” or the “Company”) provides severance pay and other benefits (“Severance Pay”) to certain of its executive employees who are involuntarily terminated from employment with the Company and who otherwise meet all of the requirements for benefits hereunder. The Policy, as set forth in this document, is both a plan document and the summary plan description (as these terms are used for purposes of the Employees Retirement Income Security Act of 1974 (“ERISA”). In general, the intent of this Policy is to provide Severance Pay for those executive employees who are terminated involuntarily by the Company other than when such termination of employment is due to Cause (as defined herein). Except as provided under Article III, Section B.3 of this Policy (which addresses resignation for Good Reason following a Change in Control), in no circumstances is the Policy intended to provide benefits to executive employees who resign or quit their employment with the Company voluntarily.

II.	ELIGIBILITY

The Policy provides benefits to executive employees who are designated on the Company’s books and records as Vice Presidents or in more senior positions (each, an “Eligible Executive”) who are separated from the Company under circumstances described, in each case on or after the Effective Date. The Policy is an amendment and restatement of any prior policy or practice governing severance pay, and, therefore, supersedes any and all such prior policies or practices.

Benefits shall only be paid to Eligible Executives who meet all of the requirements for payment set forth in the Policy and shall also be reduced or offset by amounts paid pursuant to any specific statutory requirements, including, without limitation, the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law, for notice periods or the payment of severance pay and/or other benefits.

In the event any Eligible Executive is eligible for benefits under this Policy and for similar benefits under a separate agreement with the Company, he or she shall be entitled to choose the benefits under that separate agreement or under this Policy, but shall not be eligible for both. The intent of this paragraph is to ensure that the Eligible Executive may be able to get the better of alternative severance benefits, but shall not be eligible to receive more than would otherwise be available under such better alternative.

Eligibility for any benefit provided under this Policy is expressly conditioned on the Eligible Executive’s written acknowledgement and agreement to comply with the confidentiality, non-competition, non-solicitation and non-disparagement provisions in Article IV during and after his or her employment with GNC. Additionally, in order to be eligible to receive benefits under the Policy, each Eligible Executive must also sign, and not revoke, a general release in favor of the Company in such form as may be established by the Company for this purpose from time to time.

III.    ADMINISTRATION

A. Exclusions

Under no circumstance will Severance Pay be granted to any employee of the Company who is terminated by the Company for Cause (as hereinafter defined).

“Cause” includes, without limitation, the following:

1.
The willful and continued failure of the employee to perform substantially his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to such employee that identifies the manner in which the Company believes that he or she has not substantially performed such duties and the employee has not promptly corrected such deficiencies.

2.	Material violation of any code of conduct adopted by the Company, as such may be amended from time to time, or any successor code of conduct.

3.
Material violations of Company policies, as such may be adopted or amended from time to time, including, without limitation, policies or procedures on financial reporting or accounting policies or procedures.

4.	Disclosure or misappropriation of confidential information, trade secrets or corporate opportunities.

5.	Violation of other policies or agreements including, without limitation, agreements pertaining to invention and confidentiality and non-competition and non-solicitation.

6.	Unlawful manufacture, distribution, dispensation, possession or use of a controlled substance on Company premises or while conducting Company business off Company premises.

7.	Possession of firearms or lethal weapons of any kind on Company premises or while conducting Company business off Company premises, in either case, without written Company authorization.

8.	Insubordination.

9.	Refusing to participate or cooperate in an investigation conducted by, or on behalf of, the Company.

10.	Negligent failure to safeguard Company property or negligently defacing or destroying Company property, or misappropriation of Company property.

11.
Dishonest behavior including, but not limited to embezzlement, theft, false entry in company records, improper use of a corporate credit card which was guaranteed by the Company, or the improper acceptance of money, gifts and other items of value.

12.	Falsifying employment papers, time sheets or other company records.

13.	Aiding others in dishonest conduct.

14.	Being arrested for a criminal offense, subject to subsequent inquiry by the Company as to the circumstances resulting in the arrest.

15.	Commission of an act which constitutes a felony or misdemeanor under applicable Federal, State, foreign or local law.

16.	Violation of the Company’s operating and/or financial/accounting procedures which results in material loss to the Company, as determined by the Company.

17.	Misappropriation, falsification and/or unauthorized alteration of Company records.

18.	Withholding or failing to report information related to any offense either past or potential involving dishonesty or a breach of trust against the Company.

19.	Sabotage, malicious adulteration of product, industrial espionage.

20.	Assisting others in unauthorized entry into company premises.

21.	Improper use of the employee’s access card.

22.	Refusing to sign a form acknowledging probationary status or a performance appraisal form.

23.	Breach of the employee’s duty of loyalty or other fiduciary duty to the Company whether imposed by statue or common law.

24.	Commission of any other act that is intentionally detrimental to the Company’s business or reputation.

If, subsequent to the commencement of payment of benefits under the Policy, the Company discovers that the employee committed acts while employed with the Company that constitute Cause for termination, or otherwise should not have been considered to be eligible for benefits under the Policy, the Company may cease further payments of benefits hereunder and may require the employee to reimburse the Company of all benefits paid previously.

In addition, no benefits shall be payable to an Eligible Executive under this Policy if: (i) any business operation or facility of the Company is sold or otherwise disposed of, and the Eligible Executive is offered continued employment on any terms with the successor owner of such business operation or facility (whether or not he or she accepts such continued employment); or (ii) the Company restructures or eliminates the position in which such Eligible Executive was employed but offers such Eligible Executive other employment with the Company.

Notwithstanding the foregoing, the Company may, at its sole discretion, provide an Eligible Executive with all or some portion of his or her Severance Pay even though the Company is not otherwise obligated to provide such benefits under applicable provisions of the Policy.

B.     Severance Pay

1.     Definition of Change in Control. For purposes of this Policy, “Change in Control” shall be deemed to have occurred if any of the following events shall have occurred:

(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least fifty-one percent (51%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-one percent (51%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Article III, Section B.1, the term (i) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, incorporated organization, governmental or regulatory or other entity, and (ii) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

2.    Definition of “Good Reason”. For purposes of this Policy, “Good Reason” means:

(a)    a material reduction by the Company (including in the aggregate) of the Eligible Executive’s responsibilities, duties, status or authority (other than temporarily during any period for which the Eligible Executive is incapacitated due to physical or mental illness or injury);

(b)    a material reduction in the Eligible Executive’s base salary; or

(c)    the Eligible Executive’s principal place of business for performing services to the Company moves to a new location that is more than 75 miles from the Company’s headquarters in Pittsburgh, Pennsylvania.

3.    Termination in connection with a Change in Control. Eligible Executives who are terminated other than for Cause or who resign for Good Reason (in anticipation of or at any time within the twenty-four (24) month period following a Change in Control and who otherwise meet all of the requirements for benefits under the Policy will be eligible to receive cash severance payments for: (a) one (1) year, in the case of Eligible Executives who are designated on the Company’s books and records as Vice Presidents; or (b) two (2) years in the case of executives who are designated on the Company’s books and records in positions senior to Vice President. The amount of such severance payments will be equal, in the aggregate for each such Eligible Executive, to the annual base salary of any Eligible Executive designated as a Vice President or two times the annual base salary of any Eligible Executive designated in a position senior to Vice President.

4.     Termination other than in connection with a Change in Control. Except as provided in Article III, Section B.1 above, Eligible Executives who are terminated other than for Cause and otherwise meet all of the requirements for benefits under the Policy will be eligible to receive cash severance payments for: (a) six (6) months, in the case of executives who are designated on the Company’s books and records as Vice Presidents; or (b) one (1) year in the case of executives who are designated on the Company’s books and records in positions senior to Vice President. The amount of such severance payments will be equal, in the aggregate for each such Eligible Executive, to one-half of the annual base salary of any Eligible Executive designated as a Vice President or, for any executive designated in a position senior to Vice President, the full amount of such Eligible Executive’s annual base salary.

5.    Payment Method and Amount. Amounts payable as Severance Pay under this Policy shall be payable following the Company’s normal payroll practices. All such payments shall be subject to all applicable federal, state and local tax withholding, and any other withholding requirements applicable to such payments. Upon the receipt of Notice of Subsequent Employment as defined in Article IV.E.2 of the Policy, the Plan Administrator will determine if such subsequent employment is “comparable,” taking into consideration the following factors: the location of the new position, the annual base salary of the new position, and the duties to be performed by the Eligible Executive in such new position. If the Plan Administrator determines in its sole discretion that the Eligible Executive’s subsequent employment is “comparable,” the remaining Severance Pay amounts will be offset by annual gross base salary payable to the Eligible Executive pursuant to such subsequent employment, as determined by the Plan Administrator. If the Plan Administrator determines that the subsequent employment is not “comparable,” any remaining Severance Pay amounts shall continue in accordance with the Policy. If the Eligible Executive fails to provide Notice of Subsequent Employment in accordance with Article IV.E.2. of the Policy, and the Company is otherwise notified of the subsequent employment of such Eligible Executive, any payments of Severance Pay that are remaining shall cease, and no further Severance Pay shall be paid.

(a)Golden Parachute Cutback: Notwithstanding the foregoing, if any portion of the Severance Pay under this Policy becomes subject to the 20% excise tax imposed under Section 4999 of the Code the amount payable shall be cut back (if possible) to the extent necessary to prevent such excise tax from being applicable.

(b)Special Provision Regarding Code Section 409A: If any portion of the benefit payable under the Policy is determined not to be exempt from Code Section 409A under the separation pay exception as set out in applicable Treasury Regulations promulgated pursuant to Code Section 409A, then payments hereunder shall be deferred to the extent necessary to avoid violation of the prohibition under Code Section 409A(a)(2)(B)(i) (regarding payments made to certain “specified employees” within six months after the date of such employee’s separation from service ).

C.    Continuation of Medical/Dental Benefits

An Eligible Executive who is eligible for benefits under this Policy may elect either: (a) continuation coverage (with respect to the Executive’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”), in which case he or she will be offered participation in the Company’s group medical and/or dental plans, or (b) to obtain alternate coverage from another source. In either case, the Executive shall be responsible for payment of the monthly cost of COBRA Continuation Coverage or such alternative coverage.

D.    Employment Contracts or Other Written Agreements In Effect

If on the date of termination, an employment contract or other written agreement between an Eligible Executive and the Company is in effect, then unless otherwise provided by the terms of such written agreement the Eligible Executive will be permitted to choose among (1) the severance pay and benefits provided in such employment contract or agreement, or (2) Severance Pay in accordance with this Policy.

E.    Non-Uniform Determinations

The Company’s determinations under this Policy need not be uniform and may be made by it selectively, for any nondiscriminatory reason and for no reason, among the persons who receive, or are eligible to receive, awards hereunder (whether or not such persons are similarly situated).

F.    Policy Construction

The Company is the Plan Administrator for the Policy, and in this capacity, the Company and/or its duly authorized designee(s) have the exclusive right, power and authority, in its sole and absolute discretion, to administer, apply, construe and interpret the terms of this Policy, including any related plan documents, and to decide all matters (including factual matters) arising in connection with the operation or administration of the Policy. All determinations and interpretations (including factual determinations) made by the Company and/or its duly authorized designee(s) shall be final and binding upon all participants, beneficiaries and any other individuals claiming benefits or an interest under the Policy. Participants who have questions with respect to the Policy may contact the Chief Human Resources Officer.

IV.    COVENANTS

A.General

Each Eligible Executive shall be subject to the covenants described in this Article IV during the term of his or her employment with the Company and at any time thereafter (except to the extent that the duration of a covenant extending beyond such executive’s termination of employment is specifically limited below).

B.Confidential Information

Each Eligible Executive acknowledges and agrees that all Confidential Information (as defined below) shall at all times remain the property of the Company and that he or she shall (1) keep in confidence and trust all Confidential Information and will not directly or indirectly discuss, use, disclose, copy (electronically or otherwise) or make notes of any Confidential Information except as may be necessary in the ordinary course of performing his or her duties for the Company without the express written consent of the Company and (2) return to the Company, at the time of his or her termination or resignation, all Company equipment, materials and/or documents concerning Confidential Information in his or her custody or possession and any reproductions of the same.

For purposes of this Policy, “Confidential Information” means information or data in any form or medium, tangible or intangible, that the Company possesses or to which the Company has rights, and includes information relating to the Company’s business or employees or the business of any of its related entities, corporations, partnerships, joint ventures, investors, employees, directors or customers. Confidential Information also includes information developed by the executive in the course of his or her employment with the Company, as well as other information to which he or she had access (either with or without the consent of the Company) in connection with his or her employment. Confidential Information includes, by way of example, and without limitation, processes and procedures relating to the Company’s techniques and business, products, improvements, formulas, inventions, flow charts, designs, drawings, plans, processes, procedure manuals, development, plans for future expansion or development, profits, reports, markets, sales, sales volume, methods, financial information, proposals, trade secrets, disbursements, costs, training programs, production volume, customers and prospective customers and lists of customers and prospective customers, identity of key personnel or other decision-makers in the employ of customers and prospective customers; information concerning amount or kind of investments by customers, knowledge of customers’ requirements, business dates regarding customers and suppliers, Confidential Information of customers; information concerning marketing strategies and plans, pricing information; information concerning the Company’s computer programs, computer processing systems and techniques, computer software, system documentation, special hardware, business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements, inventions; all records, files, memoranda, reports, and documents concerning or relating to its employees and/or its business; anything pertaining to various trade secrets as defined by law; and/or any information which, if disclosed, could adversely affect the Company’s business.

C.Non-Competition

As part of the consideration for the extension of benefits under this Policy, each Eligible Executive agrees that for a period of (1) in the case of Eligible Executives who are Vice Presidents, six (6) months and (2) in the case of Eligible Executives employed in roles senior to the level of Vice President, one (1) year, following termination of his or her employment by the Company for any reason, including without limitation his or her resignation from the Company, such executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, an profit or non-profit business or organization in the United States or any other country in which the business of the Company is conducted that directly or indirectly manufactures, markets, distributes, sells (through wholesale, retail or direct marketing channels including but not limited to mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, sporting equipment, bodybuilding formulas or homeopathic remedies (collectively, “Competitive Products”) if the sale and/or distribution of such Competitive Products represents more than 25% of the aggregate gross sales of such business or organization for the twelve (12) completed calendar months immediately preceding the date of termination of such executive’s employment by the Company. In addition, each such executive agrees that during such period following termination of his or her employment with the Company, he or she shall not directly or indirectly, in any capacity, join, accept employment from, render services to, engage in or carry on any business with Vitamin Shoppe, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature’s Bounty, Bodybuilding.com, Swanson, Sprout’s, Sunflower Farmers’ Market, Dick’s Sporting Goods, American Eagle, Rue 21 or Vitamin Cottage or any of their respective affiliates or successors. Each Eligible Executive acknowledges that the covenant contained in this paragraph is necessary in order to protect the Company’s legitimate business interests, Confidential Information and goodwill, and that the restrictions set forth in this Article IV, Section C are reasonable, including without limitation as to time, geographic reach and scope of activity.

D.Non-Solicitation

Each Eligible Executive agrees that, during his or her employment with the company and for a period of one (1) year following the termination of such employment for any reason, including without limitation his or her resignation from the Company, he or she shall not, directly or indirectly, solicit or induce or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or solicit the services of any employee of the Company, unless the Company provides such Eligible Executive with its prior, express written consent.

E.Cooperation and Notice

1.    Cooperation.. If an Eligible Executive’s employment with the Company is terminated for any reason, following the effective date of such termination, the Eligible Executive agrees to reasonably cooperate with the Company and its legal counsel in connection with any matter that arises from or related in any way to the Company’s business and/or the Eligible Executive’s relationship with the Company. This may include, by way of example, providing information, reviewing documents, answering questions, or appearing as a witness or otherwise providing testimony in connection with any administrative proceeding, investigation or litigation. Should such need for cooperation arise, the Company will work with the Eligible Executive in good faith to determine whether reasonable and appropriate compensation or expense reimbursement is warranted under the specific circumstances, proportionate to the Eligible Executive’s time and costs invested when cooperating with the Company and its legal counsel.

2.     Notice of Subsequent Employment. An Eligible Executive receiving Severance Pay under this Policy has an affirmative obligation to provide Notice of Subsequent Employment to the Company if/when the Eligible Executive obtains new employment during the time period when receiving Severance Pay. As used here, Notice of Subsequent Employment means written notice to Chief Legal Officer of the Company or his designee, stating the name of the Eligible Executive’s new employer; the nature and location of the position; the start date; and approximate compensation and benefit terms. Such written notice must be provided within ten (10) business days of the date the Eligible Executive commences such employment. In addition to this affirmative obligation, the Eligible Executive must respond to the Company’s inquiries regarding the above aspects of any subsequent employment.

F.Non-Disparagement

Each Eligible Executive agrees not to make any statements that disparage the Company or its affiliates, employees, officers, directors, products or services.

G.Equitable Relief
Each Eligible Executive acknowledges and agrees that compliance with the provisions of this Article IV is necessary to protect the goodwill and other legitimate business interests of the Company and that a breach of these provisions will give rise to irreparable and continuing injury to the Company which is not adequately compensable in monetary damages or at law. Accordingly, each Eligible Executive agrees that if he or she breaches or threatens to breach any provision of this Article IV, the Company shall be entitled, in addition to all other remedies it may have: (1) to an injunction or other appropriate equitable relief to restrain any such breach without showing or providing any actual damage to the Company; and (2) to be relieved of any obligation to provide any further payment to such Eligible Executive or to his or her dependents and/or to seek repayment of amount previously paid to him or her pursuant to this Policy. Each Eligible Executive further acknowledges that in the event of his or her termination of employment with the Company, his or her knowledge, experience and capabilities are such that he or she can obtain employment in business activities that are of a different and non-competing nature than those performed in the course of his or her employment with the Company and that the enforcement of the Company’s remedies hereunder by way of injunction will not prevent him or her from earning a reasonable livelihood.
H.
H.Survival

The obligations contained in this Article IV shall survive termination of an Eligible Executive’s employment with the Company and shall be fully enforceable thereafter. The Company reserves the right to amend, modify or terminate this Policy or any portion of it at any time, and for any reason. Any such action shall be authorized in writing.

V.    AMENDMENT OR TERMINATION OF POLICY

The Company reserves the right to amend, modify, or terminate this Policy or any portion of it at any time, and for any reason. Any such action shall be authorized in writing.

VI.    CLAIMS

Payment of Severance Pay is granted in appropriate circumstances without application. Payment of benefits hereunder usually begins as soon as administratively appropriate after the employee’s last day of active employment. If an employee believes that he or she is entitled to Severance Pay under the Policy that has not been granted, the employee must present a written claim to the Plan Administrator within ninety (90) days after the date he or she believes benefits should have commenced setting forth his or her claim and any information he or she believes relevant. If the Plan Administrator, after reviewing the employee’s claim, determines that benefits are not payable, the Plan Administrator will provide the employee with notice of the denial, written in clear and precise terms and giving specific reasons for the denial. Within sixty (60) days after the employee is notified of this denial of benefits, the employee has the right to appeal to the Plan Administrator for a full and fair review of any such denial. The employee also has the right to review any relevant documents and to submit issues and comments in writing to the Plan Administrator, subject to appropriate confidentiality agreements. If the employee needs more time, the Plan Administrator may allow him or her more than 60 days to file a request for review. The Plan Administrator shall conduct a hearing and/or take such other steps as the Plan Administrator deems appropriate for a full and fair review of the appeal from the denial of a claim. The Plan Administrator will issue, usually within 60 days after the request for review is received, a final written decision which shall include specific reasons for the decision and references to the pertinent plan provisions on which the decision is based. The decision shall be written in a manner calculated to be understood by the participant. If the Plan Administrator needs more time, the Plan Administrator’s decision may be delayed until 120 days after the request is received.

VII.    BASIC PLAN INFORMATION

Name of the Plan:

The name of the plan is the GNC Severance Pay Plan.

Plan Sponsor:

The Plan Sponsor’s name and address are as follows:

GNC
300 Sixth Avenue Pittsburgh PA 15228

Type of Plan:

The plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

Plan Administrator:

The Plan Administrator is the Company. The Plan Administrator’s name, address and telephone number are as follows:

GNC
300 Sixth Avenue, Pittsburgh PA 15222 Tel.: 412-288-8391

All correspondence or inquires to the Plan Administrator should be directed to the attention of Chief Human Resources Officer.

Employer and Plan Identification Numbers:

The employer identification number for the Company is 72-1575168.

Agent for Service of Legal Process:

The agent for service of legal process is:

GNC
300 Sixth Avenue
Pittsburgh PA 15228
Attention: Chief Legal Officer

Plan Year:

The Policy is administered on a calendar year basis, so that the Plan Year ends on December 31.

Source of Severance Plan Benefits:

The Policy is an unfunded plan maintained primarily for the purpose of providing Severance Pay for eligible employees. All payments under the Policy are made from the Company’s general assets. Benefits under this Policy are not insured under Title IV of ERISA.

Statement of ERISA Rights:

As a participant in the plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator's office and at other specified locations, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.